Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS

14% INCREASE IN Q1 NON-GAAP EARNINGS PER SHARE

COMPARED TO LAST YEAR

***

Company Announces 7% Increase in Regular Quarterly Cash Dividend

•	Q1 Fiscal 2014 Non-GAAP Adjusted Diluted EPS of $0.33, an increase of 14% over last year’s Q1 Non-GAAP Adjusted Diluted EPS of $0.29, and within the prior guidance range of $0.31 to $0.36 provided on November 21, 2013. On January 9, 2014, the Company announced that it expected Q1 Non-GAAP Adjusted Diluted EPS of $0.32 to $0.33.

•	Q1 Fiscal 2014 GAAP Diluted EPS of $0.31, an increase of 6.9% over last year’s Q1 GAAP Diluted EPS of $0.29, and within the prior guidance range of $0.29 to $0.34 provided on November 21, 2013. On January 9, 2014, the Company announced that it expected Q1 GAAP Diluted EPS of $0.30 to $0.31.

•	Projected full year Fiscal 2014 Non-GAAP Adjusted Diluted EPS of $1.72-$1.90, a projected increase of between 2% and 12% compared to Fiscal 2013 full year Non-GAAP Adjusted Diluted EPS of $1.69, and compared to prior Non-GAAP Adjusted Diluted EPS guidance of $1.77-$1.94. Projected full year Fiscal 2014 GAAP Diluted EPS of $1.61-$1.79, compared to Fiscal 2013 full year GAAP Diluted EPS of $1.78, and compared to prior GAAP Diluted EPS guidance of $1.64-$1.81.

•	Regular quarterly cash dividend increased by 6.7%, to $0.20 per share ($0.80 per share annualized) from $0.1875 per share ($0.75 per share annualized), with next dividend payable March 28, 2014.

Philadelphia, PA, January 30, 2014 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the first quarter of fiscal 2014, which ended December 31, 2013. The Company’s diluted earnings per share for its first quarter fiscal 2014 increased 6.9% compared to the prior year, and were in the lower half of its November 21, 2013 earnings guidance range. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share payable March 28, 2014, representing an increase of 6.7% compared to the Company’s previous quarterly dividend amount.

DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2014 RESULTS	Page 2

First Quarter Fiscal 2014 Financial Results

•	GAAP net income for the first quarter of fiscal 2014 was $4.3 million, an increase of 11% compared to GAAP net income of $3.8 million for the first quarter of fiscal 2013. GAAP diluted earnings per share for the first quarter of fiscal 2014 was $0.31, an increase of 6.9% compared to $0.29 for the first quarter of fiscal 2013. This first quarter fiscal 2014 diluted earnings per share performance was within the Company’s prior guidance range of $0.29-$0.34 provided in its November 21, 2013 press release.

•	GAAP net income for the first quarter of fiscal 2014 includes other charges of approximately $0.2 million, net of tax, or $0.02 per diluted share, related to the Company’s planned relocations of its headquarters and distribution facilities. Non-GAAP Adjusted diluted earnings per share, which is presented in the financial tables at the end of this press release and excludes these charges, was $0.33 for the first quarter of fiscal 2014, a 14% increase compared to $0.29 for the first quarter of fiscal 2013, and within the Company’s prior guidance range of $0.31-$0.36 per share.

•	Adjusted EBITDA was $11.4 million for the first quarter of fiscal 2014, a 5.9% increase compared to the $10.7 million of Adjusted EBITDA for the first quarter of fiscal 2013. Adjusted EBITDA before other charges was $11.5 million for the first quarter of fiscal 2014, a 6.9% increase compared to the $10.7 million of Adjusted EBITDA before other charges for the first quarter of fiscal 2013.

•	Net sales for the first quarter of fiscal 2014 decreased 0.3% to $134.8 million from $135.3 million for the first quarter of fiscal 2013. The slight decrease in sales for the first quarter of fiscal 2014 compared to fiscal 2013 resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores, substantially offset by an increase in comparable sales. The net sales of $134.8 million for the first quarter were slightly below the low end of the Company’s guidance range of $135 to $139 million provided in November 2013.

•	Comparable sales for the first quarter of fiscal 2014 increased 0.7% compared to a comparable sales increase of 1.9% for the first quarter of fiscal 2013. The comparable sales increase of 0.7% for the first quarter of fiscal 2014 was slightly below the low end of the Company’s guidance range for a comparable sales increase of between 1.0% and 4.0%. Adjusting for the calendar timing shift, the Company’s calendar-adjusted comparable sales increased 1.1% for the first quarter of fiscal 2014 and increased 3.6% for the first quarter of fiscal 2013. The Company’s Internet sales increased 4.8% for the first quarter of fiscal 2014 on a reported basis, on top of an 18% increase in the first quarter of fiscal 2013.

Retail Locations

The tables below summarize store opening and closing activity for the first quarter of fiscal 2014 and 2013, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. The growth in the number of leased department locations at December 31, 2013 compared to December 31, 2012 resulted predominantly from the increase in the number of leased departments operated in buybuy BABY® stores. In connection with the Company’s broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies“R”Us stores in late October 2012 and began to open

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leased departments in select buybuy BABY stores. According to Bed Bath & Beyond Inc.’s latest public disclosure, as of January 8, 2014, there are 86 buybuy BABY stores. As of December 31, 2013, the Company operates leased departments in 77 buybuy BABY stores, an increase from the 59 leased departments the Company operated in buybuy BABY stores as of September 30, 2013, and the 12 leased departments operated in buybuy BABY stores as of December 31, 2012.

	First Quarter Ended December 31,
	2013	2012

Store Openings (1)
Total	5	2
Multi-Brand Store Openings	2	2

Store Closings (1)
Total	6	6
Closings Related to Multi-Brand Store Openings	3	2

Period End Retail Location Count (1)
Stores	595	621
Leased Department Locations	1,328	1,266

Total Retail Locations (1)	1,923	1,887

(1)	Excludes international franchised locations.

	First Quarter Ended December 31,
	2013	2012

International Franchised Location Openings
Stores	—	1
Shop-in-Shop Locations	7	19

Total International Franchised Location Openings	7	20

International Franchised Location Closings
Stores	—	1
Shop-in-Shop Locations	2	1

Total International Franchised Location Closings	2	2

Period End International Franchised Location Count
Stores	20	16
Shop-in-Shop Locations	128	121

Total International Franchised Locations (1)	148	137

(1)	As of December 31, 2013, includes one store and 116 shop-in-shop locations operated by the Company’s India franchisee that are expected to close in March 2014, as previously announced.

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In November 2013, the Company announced its planned expansion into Mexico through an international franchise agreement with El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”), the largest department store company in Mexico. Through this franchise relationship, Destination Maternity will introduce its Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity® brands into Mexico, with the first franchise locations expected to open in Spring 2014. Destination Maternity brands will initially be sold through shop-in-shops in Liverpool department stores throughout Mexico, with plans to open freestanding Destination Maternity stores in Mexico later in 2014 and beyond.

Comparable Sales Data

Comparable sales data (which includes Internet sales) for the first quarter of fiscal 2014 and 2013 is presented in the table below.

	First Quarter Ended December 31,
	2013	2012
	% increase (decrease)
Comparable Sales
Reported basis	0.7%	1.9%
Adjusted for calendar timing shift	1.1%	3.6%

Please refer to the section entitled “Days Adjustment Calendar Shift” later in this press release for a description of adjusted comparable sales.

Dividend

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.20 per share, payable March 28, 2014 to stockholders of record at the close of business on March 7, 2014. The dividend reflects an increase of 6.7%, to a $0.80 per share annual dividend rate from the previous $0.75 annual dividend rate (previous quarterly dividend amount of $0.1875 per share).

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We are pleased to report an increase in earnings and comparable sales versus last year for our first quarter, despite the difficult retail environment. Our adjusted earnings for the first quarter were $0.33 per share, a 14% increase over our first quarter fiscal 2013 adjusted earnings per share of $0.29 per share. Our GAAP earnings for the first quarter

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DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2014 RESULTS	Page 5

were $0.31 per share, a 7% increase over our first quarter fiscal 2013 GAAP earnings of $0.29 per share. Our first quarter fiscal 2014 GAAP earnings per share include $0.02 per share of other charges related to the previously announced relocations of our headquarters and distribution facilities. Our sales for the quarter were somewhat weaker than planned, reflecting the continued challenging overall economic environment which affected many retailers in the recent holiday shopping season. Although our sales for the quarter were slightly below the low end of our expected sales range, it represents our sixth consecutive quarter of achieving a comparable sales increase, showing the continued progress we have made with our sales initiatives, while maintaining strong operational and expense discipline.

“Our total sales of $134.8 million for the first quarter were slightly below the low end of our sales guidance range of $135 to $139 million provided in our November 21 press release, primarily due to our reported comparable sales increase of 0.7%, which was slightly below the low end of our guidance range for a comparable sales increase of between 1.0% and 4.0% for the quarter.”

Relocations of Corporate Headquarters and Distribution Operations

“As we announced on September 12, 2013, we are very excited about our plans to relocate our corporate headquarters and distribution operations from Philadelphia, Pennsylvania to southern New Jersey. Given our growth over time and our corporate goals, we determined that in order to reach our full potential as the global leader in the maternity apparel business, we needed to expand and improve our office facilities and our distribution facilities. The headquarters move will allow us to create a more modern, spacious, bright and open office environment for our headquarters team members, which promotes the kind of collaborative teamwork, creativity and problem solving across all brands and functional areas which is so critical to our continued growth and success. The distribution facilities move will provide us with a new, build-to-suit, state-of-the-art facility with greater space, a more efficient single-story layout and new material handling equipment to increase the capacity and efficiency of our distribution operations. A critical factor in our decision to relocate our headquarters and distribution facility to New Jersey was the approval we obtained from the New Jersey Economic Development Authority for an incentive package of $40 million in transferrable tax credits, over a 10-year period, from the State of New Jersey in connection with our relocations, under the Grow New Jersey Assistance Program. The annual benefit amount available to us is expected to significantly exceed our annual tax liability to New Jersey. In order to maximize the realizable value of our incentive package, in December 2013 we entered into an agreement with a third party to sell some or all of our annual available tax credits. Based on this agreement, we project we will realize between

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$36 and $37 million from the incentive package, subject to our compliance with the requirements of our incentive package under the Grow New Jersey program. We plan to relocate our corporate headquarters in late 2014 and our distribution operations in early/mid 2015.

“Although we will incur some, predominantly non-cash, charges to earnings in fiscal 2014 and 2015 related to the closure of our existing facilities and the preparation for occupancy of our new facilities, we expect to generate ongoing annual cash and earnings benefits from our relocation once we are operating in both our new headquarters and new distribution center facilities. We project that our charges, predominantly non-cash, associated with the facilities relocations, will be: (a) approximately $2.4 million pretax, or approximately $1.5 million after tax ($0.11 per diluted share) for fiscal 2014, and (b) approximately $0.8 million pretax, or approximately $0.5 million after tax ($0.04 per diluted share) for fiscal 2015. We project that, once we are operating in both our new headquarters and new distribution center facilities, which we expect to begin during the middle of fiscal 2015, our ongoing annualized after-tax earnings benefit from the relocations will be approximately $0.11 per diluted share, and our ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.”

Financing and Related Activities

“We continue to use our strong free cash flow to generate shareholder value. In fiscal 2013 we repaid the remaining $15.3 million principal amount of our debt. This completed a dramatic decrease in our debt from $118 million to $0 over a seven-year period through use of our operating cash flow. Given our strong balance sheet, and the strong profitability and cash flow generation of our Company, we believe the total return to our stockholders will be further enhanced by increasing our regular quarterly cash dividend. As a result, our Board of Directors has declared a regular quarterly cash dividend of $0.20 per share payable March 28, 2014, which represents a 6.7% increase from our previous quarterly dividend rate of $0.1875 per share and an annual dividend rate of $0.80 per share compared to our previous annual rate of $0.75 per share.”

Guidance for Fiscal 2014

“Looking forward, we are confident that we can continue to improve our sales performance and position our Company for future growth, by continuing to enhance our merchandise assortments, merchandise presentation, store environment and customer experience, and by continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.”

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“Our financial guidance for the full year fiscal 2014 is as follows:

•	Net sales in the $539 to $550 million range, representing a projected sales change of between a decrease of 0.2% and an increase of 1.8% compared to fiscal 2013 net sales of $540.3 million. This sales guidance range is based on a projected comparable sales increase of between 1.0% and 3.0%.

•	Gross margin for fiscal 2014 is expected to increase between 60 and 100 basis points compared to the fiscal 2013 gross margin of 53.9%.

•	Total selling, general and administrative expenses (SG&A) are planned to increase between 1% and 3% compared to fiscal 2013 SG&A of $252.0 million. The projected increase in SG&A for the full year reflects additions of talent to drive sales and other inflationary wage and wage related expense increases, and increased marketing and advertising expenses, partially offset by continued tight expense controls.

•	Other charges related to the Company’s previously announced relocations are projected to be approximately $2.4 million, including projected non-cash accelerated depreciation and amortization expense of $1.1 million, with the remainder consisting primarily of non-cash pre-opening rent expense for the facilities. These charges are projected to be approximately $0.11 per diluted share (after tax).

•	Operating income in the $35.6 to $39.6 million range, a projected change of between a decrease of 5% and an increase of 6% compared to fiscal 2013 operating income of $37.5 million. Operating income before other charges is projected in the $38.0 to $42.0 million range, a projected increase of between 1% and 12% versus fiscal 2013.

•	Non-GAAP Adjusted diluted earnings per share are projected to be between $1.72 and $1.90 per share for fiscal 2014, a projected increase of between 2% and 12% compared to adjusted diluted earnings per share of $1.69 per share for fiscal 2013. The Company’s prior Non-GAAP Adjusted diluted earnings per share guidance range provided on November 21, 2013 was $1.77-$1.94. A reconciliation between GAAP earnings per share and Non-GAAP Adjusted earnings per share is provided in the financial tables at the end of this press release.

•	GAAP diluted earnings per share of between $1.61 and $1.79 per share for fiscal 2014, a projected change of between a decrease of 10% and an increase of 1% compared to diluted earnings per share of $1.78 per share for fiscal 2013. Projected GAAP diluted earnings per share for fiscal 2014 includes other charges of approximately $0.11 per diluted share related to the Company’s planned relocations. GAAP diluted earnings per share for fiscal 2013 includes a reduction of state income tax expense, net of federal expense, of $0.09 per diluted share. The Company’s prior GAAP diluted earnings per share guidance range provided on November 21, 2013 was $1.64-$1.81.

•	Adjusted EBITDA in the $56.3 to $60.3 million range, a projected increase of between 4% and 12% compared to the fiscal 2013 Adjusted EBITDA of $54.0 million. Adjusted EBITDA before other charges is projected in the $57.5 to $61.5 million range, a projected increase of between 7% and 14% versus fiscal 2013.

•	Open 19 to 21 new stores during the year, including 7 to 8 new multi-brand Destination Maternity nameplate stores, and close approximately 43 to 48 stores, with 13 to 14 of these planned store closings related to openings of new Destination Maternity nameplate stores.

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•	Capital expenditures planned at between $36 and $40 million compared to fiscal 2013 capital expenditures of $15.1 million. Excluding approximately $17 million of planned fiscal 2014 capital expenditures associated with the relocations, capital expenditures are planned at between $19 and $23 million, compared to fiscal 2013 capital expenditures of $15.1 million. Excluding capital expenditures associated with the relocations, after deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $15 and $19 million, compared to $12.7 million in fiscal 2013. Our planned capital expenditures include significant investments for the relocations of our headquarters and distribution operations, store enhancements, store remodels, relocations and new stores, as well as continued investments in information systems and technology.

•	Inventory at fiscal 2014 year end planned to be approximately flat versus fiscal 2013 year end.

•	Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of between $(1) and $8 million for the full year fiscal 2014. Excluding the approximately $17 million of capital expenditures related to the relocations of our corporate headquarters and distribution operations, projected full year fiscal 2014 free cash flow is between $16 and $25 million, a projected decrease from fiscal 2013 free cash flow of $27.1 million due to higher planned capital expenditures. Based on the Company’s new quarterly dividend rate of $0.20 per share, the dividend will use approximately $10.8 million of cash flow for fiscal 2014, and is projected to use approximately $11.0 million on an annualized basis.

“Our financial guidance for the second quarter of fiscal 2014 is as follows:

•	Net sales in the $131 to $134 million range.

•	A projected comparable sales change of between a decrease of 1% and an increase of 2% on a reported basis, which includes the negative impact of weaker than planned sales in January, which we attribute largely to the severe and inclement weather and related declines in retail traffic in many regions of the United States.

•	GAAP diluted earnings per share of between $0.35 and $0.40 per share, compared to GAAP diluted earnings per share of $0.44 for the second quarter of fiscal 2013.

•	Non-GAAP Adjusted diluted earnings per share of between $0.37 and $0.42 per share, compared to adjusted diluted earnings per share of $0.44 for the second quarter of fiscal 2013.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all of our partners and stakeholders with respect and fairness.

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2.	Increase the profitability of our U.S. business, focusing on the following:

•	Increase omnichannel comparable sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing;

•	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus;

•	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time; and

•	Continue to close underperforming stores.

3.	Grow our business in a profitable manner, through:

•	International expansion;

•	Potential growth in our leased department and licensed relationships;

•	Increased utilization of the Internet to drive sales, focusing on both direct Internet sales and enhanced digital marketing initiatives to drive store sales as part of our omnichannel strategy;

•	Selective new store openings and relocations in the U.S. and Canada; and

•	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Serve the maternity apparel customer like no one else can, by maintaining and intensifying our primary focus on delivering great maternity apparel product and service in each of our brands and store formats.”

Mr. Krell concluded, “We remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. Our progress in these sales-driving initiatives is evidenced by our six consecutive quarters of comparable sales increases, and we believe we are well positioned to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals.”

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each

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DESTINATION MATERNITY REPORTS FIRST QUARTER FISCAL 2014 RESULTS	Page 10

calendar quarter, there is a “days adjustment calendar shift” which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on a calendar-adjusted basis. For the first quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday, October 1, 2013 through Tuesday, December 31, 2013 compared to the period Tuesday, October 2, 2012 through Tuesday, January 1, 2013. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first quarter of fiscal 2014 by approximately 0.4 percentage points. Thus, calendar-adjusted comparable sales for the first quarter of fiscal 2014 increased 1.1%, compared to the reported comparable sales increase of 0.7%. For the first quarter of fiscal 2013, the Company estimates the calendar shift unfavorably impacted its reported comparable sales by approximately 1.7 percentage points, primarily due to having one less Saturday in the first quarter of fiscal 2013 versus the first quarter of fiscal 2012.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2014 earnings and future financial guidance. You can participate in this conference call by calling (800) 901-5213 in the United States and Canada or (617) 786-2962 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “97103925.” In the event that you are unable to participate in the call, a replay will be available through Thursday, February 13, 2014 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “98683409.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of December 31, 2013, Destination Maternity operates 1,923 retail locations, including 595 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,328 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply

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relationships in the Middle East, South Korea and Mexico. As of December 31, 2013, Destination Maternity has 148 international franchised locations, including 128 shop-in-shop locations and 20 Destination Maternity branded stores. The 148 international franchised locations figure includes 117 franchised locations in India which will, as previously disclosed, close in March 2014 as a result of the Company being unable to reach mutual agreement on acceptable renewal terms with the Company’s franchisee in India. Also, as previously announced, the Company expects its first franchise locations in Mexico to open in Spring 2014, pursuant to its franchise agreement with El Puerto de Liverpool, S.A.B. de C.V., the largest department store company in Mexico.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to generate sufficient free cash flow to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	First Quarter Ended December 31,
	2013	2012

Net sales	$134,838	$135,264
Cost of goods sold	63,683	64,096

Gross profit	71,155	71,168
Gross margin	52.8%	52.6%
Selling, general and administrative expenses (SG&A)	63,889	64,249
SG&A as a percentage of net sales	47.4%	47.5%
Store closing, asset impairment and asset disposal expenses	130	462
Other charges	383	—

Operating income	6,783	6,457
Interest expense, net	105	200
Loss on extinguishment of debt	—	9

Income before income taxes	6,648	6,248
Income tax provision	2,389	2,406

Net income	$4,259	$3,842

Net income per share – basic	$0.32	$0.29

Average shares outstanding – basic	13,372	13,189

Net income per share – diluted	$0.31	$0.29

Average shares outstanding – diluted	13,563	13,345

Supplemental information:
Net income, as reported	$4,259	$3,842
Add: other charges, net of tax (1)	239	—
Add: loss on extinguishment of debt, net of tax	—	6

Adjusted net income	$4,498	$3,848

Adjusted net income per share – diluted	$0.33	$0.29

(1)	Represents charges related to the Company’s planned relocations of its headquarters and distribution operations.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2013	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$29,559	$24,555
Trade receivables, net	8,088	12,463
Inventories	81,838	86,546
Deferred income taxes	8,215	8,012
Prepaid expenses and other current assets	5,405	6,927

Total current assets	133,105	138,503
Property, plant and equipment, net	53,780	53,447
Other assets	17,016	16,031

Total assets	$203,901	$207,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$—	$—
Accounts payable	16,390	23,810
Accrued expenses and other current liabilities	40,680	39,417

Total current liabilities	57,070	63,227
Deferred rent and other non-current liabilities	22,039	22,121

Total liabilities	79,109	85,348
Stockholders’ equity	124,792	122,633

Total liabilities and stockholders’ equity	$203,901	$207,981

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012

Cash and cash equivalents	$29,559	$24,555	$24,700
Restricted cash (1)	—	—	2,082
Inventories	81,838	86,546	80,765
Property, plant and equipment, net	53,780	53,447	49,703
Line of credit borrowings	—	—	—
Total debt	—	—	1,830
Net cash (2)	29,559	24,555	24,952
Stockholders’ equity	124,792	122,633	107,334

(1)	Cash on deposit with the agent bank as collateral for a letter of credit issued under the Company’s prior credit facility.
(2)	Net cash represents cash and cash equivalents, and restricted cash minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	First Quarter Ended December 31,
	2013	2012
Operating Activities
Net income	$4,259	$3,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,758	3,089
Stock-based compensation expense	784	693
Loss on impairment of long-lived assets	40	493
Loss on disposal of assets	43	10
Loss on extinguishment of debt	—	9
Deferred income tax benefit	(708)	(546)
Amortization of deferred financing costs	50	50
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	4,376	4,972
Inventories	4,708	7,989
Prepaid expenses and other current assets	1,522	(644)
Other non-current assets	(438)	26
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(3,666)	4,165
Deferred rent and other non-current liabilities	(296)	231

Net cash provided by operating activities	14,432	24,379

Investing Activities
Capital expenditures	(4,672)	(2,321)
Proceeds from sale of property, plant and equipment	15	—
Additions to intangible assets	(750)	(35)

Net cash used in investing activities	(5,407)	(2,356)

Financing Activities
Decrease in cash overdraft	(1,136)	(1,227)
Increase in restricted cash	—	(2,082)
Repayment of long-term debt	—	(13,427)
Deferred financing costs paid	—	(790)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(1,657)	(532)
Cash dividends paid	(2,565)	(2,359)
Proceeds from exercise of stock options	206	322
Excess tax benefit from exercise of stock options and restricted stock vesting	1,130	403

Net cash used in financing activities	(4,022)	(19,692)

Effect of exchange rate changes on cash and cash equivalents	1	(7)

Net Increase in Cash and Cash Equivalents	5,004	2,324
Cash and Cash Equivalents, Beginning of Period	24,555	22,376

Cash and Cash Equivalents, End of Period	$29,559	$24,700

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA (1)

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	First Quarter Ended December 31,
	2013	2012

Net income	$4,259	$3,842
Add: income tax provision	2,389	2,406
Add: interest expense, net	105	200
Add: loss on extinguishment of debt	—	9

Operating income	6,753	6,457
Add: depreciation and amortization expense	3,758	3,089
Add: loss on impairment of long-lived assets	40	493
Add: loss on disposal of assets	43	10
Add: stock-based compensation expense	784	693

Adjusted EBITDA (1)	11,378	10,742
Add: other charges (2)	103	—

Adjusted EBITDA before other charges	$11,481	$10,742

Net sales	$134,838	$135,264

Operating income margin (operating income as a percentage of net sales)	5.0%	4.8%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	8.4%	7.9%
Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	8.5%	7.9%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $280 included in depreciation and amortization expense above.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Twelve Months Ended December 31, 2013

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$539,833
Cost of goods sold	248,885

Gross profit	290,948
Gross margin	53.9%
Selling, general and administrative expenses (SG&A)	251,666
SG&A as a percentage of net sales	46.6%
Store closing, asset impairment and asset disposal expenses	1,109
Other charges	383

Operating income	37,790
Interest expense, net	437

Income before income taxes	37,353
Income tax provision	12,993

Net income	$24,360

Net income per share – basic	$1.83

Average shares outstanding – basic	13,317

Net income per share – diluted	$1.81

Average shares outstanding – diluted	13,493

Supplemental information:
Net income	$24,360
Add: other charges, net of tax (1)	239
Less: recognition of state income tax benefits resulting from regulation changes	(1,216)

Adjusted net income	$23,383

Adjusted net income per share – diluted	$1.73

(1)	Represents charges related to the Company’s planned relocations of its headquarters and distribution operations.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

For the Twelve Months Ended December 31, 2013

(in thousands, except percentages)

(unaudited)

Net income	$24,360
Add: income tax provision	12,993
Add: interest expense, net	437

Operating income	37,790
Add: depreciation and amortization expense	13,093
Add: loss on impairment of long-lived assets	333
Add: loss on disposal of assets	561
Add: stock-based compensation expense	2,862

Adjusted EBITDA	54,639
Add: other charges (1)	103

Adjusted EBITDA before other charges	$54,742

Net sales	$539,833

Operating income margin (operating income as a percentage of net sales)	7.0%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	10.1%
Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	10.1%

(1)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $280 included in depreciation and amortization expense above.

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

(unaudited)

	Projected for the Year Ending September 30, 2014	Actual for the Year Ended September 30, 2013

Net income per share – diluted (1)	$1.61 to 1.79	$1.78
Add: per share effect of other charges (2)	0.11	—
Add: per share effect of loss on extinguishment of debt	—	0.00
Less: per share effect of recognition of state income tax benefits resulting from regulation changes	—	(0.09)

Adjusted net income per share – diluted (1)	$1.72 to 1.90	$1.69

(1)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2014 are based on approximately 13.6 million projected average diluted shares outstanding.
(2)	Represents charges related to the Company’s planned relocations of its headquarters and distribution operations.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

(unaudited)

	Projected for the Second Quarter Ending March 31, 2014	Actual for the Second Quarter Ended March 31, 2013

Net income per share – diluted (1)	$0.35 to 0.40	$0.44
Add: per share effect of other charges (2)	0.02	—

Adjusted net income per share – diluted (1)	$0.37 to 0.42	$0.44

(1)	Projected net income and projected adjusted net income per share – diluted for the second quarter ending March 31, 2014 are based on approximately 13.6 million projected average diluted shares outstanding.
(2)	Represents charges related to the Company’s planned relocations of its headquarters and distribution operations.

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Other Charges

(in millions, unaudited)

	Projected for the Year Ending September 30, 2014 (1)	Actual for the Year Ended September 30, 2013 (1)

Net income	$21.8 to 24.3	$23.9
Add: income tax provision	13.4 to 14.9	13.0
Add: interest expense, net	0.4	0.5
Add: loss on extinguishment of debt	—	0.0

Operating income	35.6 to 39.6	37.5
Add: depreciation and amortization expense	15.7	12.4
Add: loss on impairment of long-lived assets and loss on disposal of assets	0.9	1.3
Add: stock-based compensation expense	4.1	2.8

Adjusted EBITDA	56.3 to 60.3	54.0
Add: other charges (2)	1.3	—

Adjusted EBITDA before other charges	$57.5 to 61.5	$54.0

(1)	Components do not add to total due to rounding.
(2)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, excludes $1.1 million in fiscal 2014 representing accelerated depreciation and amortization expense, which is included in depreciation and amortization expense above.

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